For more information contact:

David C. Burney, Chief Financial Officer

Phone: (716) 805-1599, ext. 159

Fax: (716) 805-1286

Email: dburney@astronics.com

FOR IMMEDIATE RELEASE

Astronics Corporation Reports Financial Results for 2006

and Restated Results for 2005

•	2006 sales increased 49% over prior year to $110.8 million

•	2006 diluted earnings per share increased to $0.69 from $0.28

•	2006 fourth quarter sales increased 43% over prior year

EAST AURORA, NY, March 13, 2007 – Astronics Corporation (NASDAQ: ATRO), a leading manufacturer of advanced, high-performance lighting, electronics and electrical power systems for the global aerospace industry, reported its financial results for the 2006 fourth quarter and year which ended December 31, 2006. The financial statements for 2005 and the first three quarters of 2006 have been restated as previously announced on March 6, 2007.

The impact of the restatement on the 2005 income statement as originally reported was to reduce sales and net income by $1.0 million and $0.4 million respectively. The impact of the restatement on the 2006 first quarter was to increase sales as originally reported by $0.3 million and increase net income as originally reported by $0.1 million. The impact on the second quarter was to decrease sales as originally reported by $0.2 million and decrease net income as originally reported by $0.1 million, and the impact on the third quarter was to decreases sales as originally reported by $0.8 million and decrease net income as originally reported by $0.3 million.

Net income for the fourth quarter of 2006 was $0.8 million compared with net income of $1.0 million in the fourth quarter of 2005. On a per diluted share basis, earnings were $0.10 for the fourth quarter of 2006 compared with $0.12 in the same period the prior year. For 2006, net income increased to $5.7 million or $0.69 per diluted share, compared with $2.2 million or $0.28 per diluted share for 2005.

Sales for the fourth quarter of 2006 were $28.9 million, up 43% from $20.2 million in the fourth quarter of 2005. Sales to the commercial transport market, which were up $8.3 million, or 98%, combined with an increase in sales to the business jet market of $2.8 million, or 80%, more than offset a $2.4 million decline in military sales. Sequentially, sales in the fourth quarter increased $1.2 million from sales in the third quarter reflecting increased demand from the commercial transport market.

Gross margin for the quarter was 17.1%, down from 20.3% in the fourth quarter of 2005, and down from 22% in the third quarter of 2006. The lower margin was primarily a result of product mix, increased engineering and development costs and more costly low level production rates for new programs that recently entered production.

Selling, general and administrative (SG&A) expenses were $3.7 million, up from $2.6 million in the same period the prior year. However, as a percentage of sales, SG&A for the quarter remained unchanged at 12.6%. Operating profit was $1.3 million in the fourth quarter of 2006 compared with $1.6 million in the same period the prior year.

Full Year Review

For the full 2006 fiscal year, sales were $110.8 million, a 49% increase from $74.3 million in 2005. Sales to the commercial transport market more than doubled for the full year to $61.3 million compared with sales of $30.2 million in 2005, comprising 55% of total sales for the year. Sales to the business jet market increased 49% for the full year to $22.9 million while military sales declined slightly to $25.3 million from $27.5 million in 2005.

Gross margin in 2006 was 21.0%, up 1 percentage point over gross margin of 20.0% in 2005. Operating leverage from higher sales volume was somewhat offset by a $2.0 million increase of engineering and design costs, related to product development, to $10.9 million compared with $8.9 million in 2005.

On an absolute basis, SG&A for the full 2006 year increased $3.3 million to $13.6 million but declined as a percentage of sales to 12.3% in 2006 compared with 13.8% in the prior year. The increase in SG&A costs was attributable to increases in compensation cost, costs related to compliance with Sarbanes – Oxley Section 404 and the adoption of SFAS 123® for stock based compensation expense. These higher expenses were more than offset by sales growing at a faster pace than SG&A spending.

Peter J. Gundermann, President and CEO of Astronics Corp., commented, “The Company’s performance in 2006 was the strongest in our history. Demand was strong across our product lines, but clearly our strongest growth came from our cabin electronics products that have been well received by airlines around the world. We believe our strong performance in 2006 has set the stage for an even better year in 2007.”

Liquidity

Cash and cash equivalents were $222 thousand at December 31, 2006, a decrease from $4.5 million at December 31, 2005 and $645 thousand at September 30, 2006. Higher capital expenditures for capacity expansion and increased investment in working capital components, primarily inventory and receivables associated with increasing sales growth, have decreased cash reserves.

Capital expenditures for the fourth quarter of 2006 were $3.1 million compared with $733 thousand in the fourth quarter of 2005. For the full year, capital expenditures were $5.4 million compared with $2.5 million in the prior year. In order to accommodate growth, the Company’s East Aurora, New York facility is being expanded, adding approximately 57,000 square feet to the existing 68,000 square foot facility. Construction began in the third quarter of 2006 and is expected to be completed during the second quarter of 2007. The company is also doubling the size of its Redmond, Washington facility, which is rented from a private owner.

Outlook

Bookings for the 2006 fourth quarter of $40.4 million were up from bookings of $37.9 million in the fourth quarter of 2005 and up sequentially from $26 million in the third quarter of 2006. At the end of the fourth quarter 2006, backlog was at a record $99.5 million.

Mr. Gundermann added, “We performed well in 2006, from both a sales and a profitability perspective. As we move into 2007, we continue to be optimistic about the numerous opportunities we see in the market. Most major aircraft manufacturers are projecting strong production rate increases in 2007, airlines worldwide continue to pursue fleet modernization and upgrade initiatives, and exciting new aircraft are being developed for the future. It adds up to a market which affords Astronics a strong array of opportunities, and we expect to do well in the coming year.”

Mr. Gundermann concluded, “Many of the development programs we have been involved in continue to progress, and some are now moving into production. While the product ramp up for these programs can be unpredictable, we continue to plan conservatively and expect to see progress. As a result of strong market conditions, our new aircraft platform successes, and the higher content we are supplying to new aircraft, we anticipate revenue to be in the range of $135 million to $140 million in 2007.”

Fourth Quarter and 2006 Webcast and Conference Call

The Company will host a teleconference at 11 a.m. ET today. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

The Astronics conference call can be accessed the following ways:

•	The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 — 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (973) 935-2970 approximately 5 — 10 minutes prior to the call.

To listen to the archived call:

•	The archived webcast will be at http://www.astronics.com. A transcript will also be posted once available.

•	A replay can also be heard by calling (973) 341-3080, and entering the pin number, 8540003.

The telephonic replay will be available from 2 p.m. ET the day of the call through 11:59 p.m. ET March 20, 2007.

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a leading manufacturer of advanced, high-performance lighting and electrical power distribution systems for the global aerospace industry. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition. Astronics Corporation, and its wholly-owned subsidiaries Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.

For more information on Astronics and its products, visit its website at www.Astronics.com.

Safe Harbor Statement

This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, the ability to cross sell products and expand markets, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, such as the Airbus A380; the Eclipse 500; the Air Canada’s CRJ705, A320, and several configurations of B767; Cessna single engine aircraft; Cessna Mustang; Hawker Horizon; the V22 Osprey; Lockheed Martin F-35 JSF; China Eastern Airlines Corp. Limited’s upgrade of 15 Airbus A330-300’s and five Airbus A330-200’s; Air China Limited’s upgrades of 20 Airbus A330-200’s; and F-22 Raptor; customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
		(unaudited)

(in thousands except per share data)
	Three months ended		Twelve months ended
		12/31/2005		12/31/2005
	12/31/2006	(Restated)	12/31/2006	(Restated)

Sales	$28,920	$20,233	$110,767	$74,354
Cost of products sold	23,969	16,116	87,519	59,484
Gross margin	17.1%	20.3%	21.0%	20.0%
Selling general and administrative	3,651	2,554	13,582	10,246

Income from operations	1,300	1,563	9,666	4,624
Operating margin	4.5%	7.7%	8.7%	6.2%
Interest expense, net	246	216	896	735
Other (income) expense	50	(265)	11	(278)

Income (loss) before tax	1,004	1,612	8,759	4,167
Income taxes	197	635	3,023	1,930

Net Income	$807	$977	$5,736	$2,237

Basic earnings per share:	$0.10	$0.13	$0.72	$0.28
Diluted earnings per share:	$0.10	$0.12	$0.69	$0.28

Weighted average diluted shares outstanding	8,446	8,136	8,269	8,038

Capital Expenditures	$3,100	$733	$5,400	$2,498
Depreciation and Amortization	$969	$331	$2,929	$2,373

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(unaudited)
(in thousands)
		12/31/2005
	12/31/2006	(Restated)

ASSETS:

Cash and cash equivalents	$222	$4,473
Accounts receivable	17,165	12,635
Inventories	31,570	19,381
Other current assets	2,699	1,615
Property, plant and equipment, net	23,436	20,461
Other assets	7,446	7,874
Total Assets	$82,538	$66,439

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current maturities of long term debt	$923	$914
Note payable	8,100	7,000
Accounts payable and accrued expenses	25,196	16,841
Long-term debt	9,426	10,304
Other liabilities	7,545	5,962
Shareholders’ equity	31,348	25,418
Total liabilities and shareholders’ equity	$82,538	$66,439

			ASTRONICS CORPORATION
			SALES BY MARKET
			($, in thousands)
	Three Months Ended			Twelve Months Ended
		12/31/2005			12/31/2005
	12/31/2006	(Restated)	% change	12/31/2006	(Restated)	% change	2006 YTD %

Military	$5,614	$8,038	-30%	$25,338	$27,538	-8%	23%
Commercial Transport	16,846	8,505	98%	61,293	30,244	103%	55%
Business Jet	6,262	3,488	80%	22,931	15,402	49%	21%
Other	198	202	-2%	1,205	1,170	3%	1%

Total	$28,920	$20,233	43%	$110,767	$74,354	49%	100%

			ASTRONICS CORPORATION
			SALES BY PRODUCT
			($, in thousands)
	Three Months Ended			Twelve Months Ended
		12/31/2005			12/31/2005
	12/31/2006	(Restated)	% change	12/31/2006	(Restated)	% change	2006 YTD %

Cockpit Lighting	$7,041	$6,821	3%	$30,623	$28,417	8%	28%
Cabin Electronics	13,120	3,865	239%	45,778	15,626	193%	41%
Airframe Power	4,614	3,782	22%	16,934	11,972	41%	15%
External Lighting	1,821	3,257	-44%	7,672	9,890	-22%	7%
Cabin Lighting	2,126	2,306	-8%	8,555	7,279	18%	8%
Other	198	202	-2%	1,205	1,170	3%	1%

Total	$28,920	$20,233	43%	$110,767	$74,354	49%	100%

			ASTRONICS CORPORATION
			ORDER AND BACKLOG TREND
($, in
thousands)	2005					2006
	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Twelve Months	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Twelve Months
			10/1/05	12/31/05	12/31/05	4/1/06	7/1/06	9/30/06
	4/2/05	7/2/05	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	12/31/06	12/31/06

Sales	$15,656	$18,839	$19,626	$20,233	$74,354	$25,263	$28,832	$27,752	$28,920	$110,767

Bookings	$14,868	$23,564	$20,176	$37,946	$96,554	$23,850	$23,929	$25,985	$40,411	$114,175

Backlog	$72,292	$77,856	$78,406	$96,119	$96,119	$94,706	$89,803	$88,036	$99,527	$99,527

Book:Bill	0.95	1.25	1.03	1.88	1.30	0.94	0.83	0.94	1.40	1.03

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA AS RESTATED
	(unaudited)
(in thousands except per share data)
	Three months ended
	9/30/2006	7/1/2006	4/1/2006
	(Restated)	(Restated)	(Restated)

Sales	$27,752	$28,832	$25,263
Cost of products sold	21,633	22,066	19,851
Gross margin	22.0%	23.5%	21.4%
Selling general and administrative	3,469	3,443	3,019

Income from operations	2,650	3,323	2,393
Operating margin	9.5%	11.5%	9.5%
Interest expense, net	232	219	199
Other (income) expense	(5)	(22)	(12)

Income (loss) before tax	2,423	3,126	2,206
Income taxes	775	1,163	888

Net Income	$1,648	$1,963	$1,318

Basic earnings per share:	$0.21	$0.25	$0.17
Diluted earnings per share:	$0.20	$0.24	$0.16
Weighted average diluted shares outstanding	8,264	8,223	8,143
Capital Expenditures	$693	$962	$645
Depreciation and Amortization	$701	$636	$623